Exhibit 99.2

On April 28, 2011, The Interpublic Group of Companies, Inc. held a conference call.  A copy of the transcript of the call follows:

IPG CALL PARTICIPANTS

Michael Roth
Chairman of the Board and Chief Executive Officer

Frank Mergenthaler
Executive Vice President and Chief Financial Officer

Jerry Leshne
Senior Vice President, Investor Relations

ANALYST CALL PARTICIPANTS

Alexia S. Quadrani J.P. Morgan John Janedis UBS Securities William Bird Lazard Capital Markets Daniel Salmon BMO Capital Markets James Dix Wedbush Securities	Tim Nollen Macquarie Peter Stabler Wells Fargo Securities Matt Chesler Deutsche Bank Securities Craig Huber Access 342 Richard R. Tullo Albert Fried & Company

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS

Operator:
Good morning and welcome to the Interpublic Group first-quarter 2011 earnings conference call. . . .  I would now like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations.  Sir, you may begin..

Jerry Leshne, Senior Vice President, Investor Relations:
Thank you and good morning.  Thank you for joining us.

We have posted our earnings release and our slide presentation on our website, interpublic.com, and will refer to both in the course of this call.  This morning we are joined by Michael Roth and Frank Mergenthaler.  We will begin with prepared remarks, to be followed by Q&A.  We plan to conclude before market open at 9.30 a.m. Eastern.

During this call, we will refer to forward-looking statements about our company, which are subject to uncertainties in the cautionary statement included in our earnings release and the slide presentation, and further detailed in our 10-Q and other filings with the SEC.

At this point, it is my pleasure to turn things over to Michael Roth.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you, Jerry, and thank you all for joining us this morning.  We are pleased to report another quarter of strong revenue growth and operating profit improvement.

First-quarter revenue was up 10.3%, driven by an organic increase of 9.3%.  As has been the case in recent quarters, a very broad cross-section of our agencies contributed to this outstanding result.

Our organic revenue performance speaks to the competitiveness of our offerings, particularly in the key growth areas that we outlined during our recent Investor Day presentations — that is to say, leading-edge digital capabilities, strong emerging market presence and the capacity to deliver highly integrated and accountable marketing solutions.

During the quarter, we saw growth in all regions of the world, led by double-digit gains in AsiaPac and LatAm, and by high-single-digit increases in the U.S. and U.K.  We previously indicated that we had not incorporated expectations of a significant recovery in Continental Europe into our plans for 2011.  However, we did have some growth in that region during Q1.

Turning to client sectors, we also saw consistently positive performance.  Tech and telecom, financial services, health and personal care, auto and transportation and food and beverage all posted double-digit growth in the quarter.  Retail and packaged goods were relatively flat.

At the agency level, all of our global networks grew organically, with leadership in the quarter by Draftfcb, Mediabrands and Lowe.  At CMG, our marketing service specialists grew 7.8% organically, led by Weber Shandwick and Golin, FutureBrand and Jack Morton.

Our digital offerings were once again outstanding contributors to growth.  We had very strong performance at McCann’s MRM unit, R/GA and HUGE, as well as the strong digital capabilities within our media agencies, PR firms and U.S. integrated independent agencies that you all saw on display at Investor Day.  Our agencies continue to make good strides in developing their digital offerings and attracting top digital talent.

As we said in our last conference call, our expectations as we entered the year were for some sequential moderation from the very high growth rate in last year’s fourth quarter.  We were very pleased with Q1 top-line momentum, as well as the tone of our business.

Our Q1 seasonal operating loss was $45 million, compared to a loss of $59 million a year ago, a 24% improvement.  It’s important to note that this was primarily a result of leverage on base payroll and occupancy expenses.  Frank will have details on that in just a moment.

Earnings per share was a seasonal loss of $0.10, compared with a loss of $0.15 a year ago.  As you are aware, the first-quarter is our smallest quarter of the year by revenue, while expenses are more consistent across the year.  So, we typically have a loss in Q1.  While this is expected, it is encouraging to see further improvement in our performance compared to 2010, which was also a year of strong improvement.

Before turning it over to Frank, there are a few macro issues that many of you have raised and which I would like to touch on briefly.  First, the situation in Japan.  Above all, our thoughts continue to be with all those affected by the devastating earthquake and tsunami.  We’ve been spending a lot of time supporting our colleagues in Japan on both a personal and professional level, and, we will continue to do so.  That’s what matters most.

Of course, we’re now being asked what the impact of this tragedy might be on our business going forward.  To provide some context, Japan represents 1.5% to 2% of our consolidated revenues.  Understandably, we anticipate that we will see revenue decreases in the market for the balance of the year.  As to possible supply and inventory disruptions, for example, in the auto and tech sectors, these will be difficult to forecast, but we’ve not seen any material budget adjustments to date, and, should they occur, we believe they would be more a matter of timing rather than permanent reductions.

Another macro issue that is causing concern has to do with the political and social developments in many parts of the Middle East and North Africa.  Once again, we are in touch regularly with agency leadership, and our focus is on ensuring that our coworkers in that part of the world are safe and that we are doing everything possible to help them.

Of course, the situation does raise questions about the impact the upheaval is having a economically and on consumer activity.  To put this into perspective, the region is approximately 3% of our total revenue base; no single country is greater than 1%.  While Q1 revenue growth overall was solid in the region, revenue was negatively [affected] in Egypt, in light of these events.  So while this is not yet a large region for us, conditions are understandably pressuring revenue for some time.

Finally, a topic that has also been of significant interest is the potential of commodity price inflation to impact client budgets, particularly in the food and packaged goods sectors.  We have not seen marketing budgets rolled back as a result of input cost inflation.  Cost inflation has always been a part of client conversations throughout the economic recovery and will continue to do so.

Those are the areas of concern we are hearing, and we are actively focused on managing through them.

As you will see in our results today, the strength of our business and our model, is driving results and creating value.  We have a well diversified revenue base in terms of geographic regions and professional offerings.  Our agencies are performing across the board and we believe there is great opportunity for our industry to benefit from an increasingly fragmented media landscape.  We also continue to demonstrate expense discipline so as to stay on the path we have defined to significantly increase levels of profitability.

At this point, let me hand things over to Frank for an in-depth look at our financial performance, and I will come back with some closing remarks.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Good morning.  As a reminder, I will be referring to the slide presentation that accompanies our webcast.

On slide 2, you’ll see an overview of the quarter which tracks the points that Michael just made.  Q1 revenue growth was strong in both the U.S. and international markets, and across the entire agency portfolio.

Our operating loss in the seasonally small first-quarter improved from a year ago to $45 million from $59 million.  We realized approximately 100 basis points of operating leverage on combined base payroll and temporary labor expense.  We also reduced occupancy expense by 80 basis points of revenue, driving improved leverage on O&G expense.  Going the other way, severance expense was elevated in the quarter compared to a year ago, 160 basis points of revenue this year compared with 80 basis points.  We view this as an investment to continue to drive efficiency as well as identify and act on opportunities to add talent, as well as reduce our expense base.

We ended the quarter in a strong liquidity position that included $1.85 billion of cash and marketable securities on the balance sheet.  This compares with $1.94 billion a year ago.  The comparison includes having used approximately $480 million during the 12 months to pay down both debt and convertible preferred stock, and another $40 million on our new dividend and share repurchase programs.

Turning to slide 3, you see our P&L for the quarter.  I’ll cover revenue and operating expenses in detail on slides to follow.  It’s worth mentioning that Other Income and Expense of negative $6 million reflects mainly a non-cash loss on the disposition of a small agency in the quarter.

Turning to operations on slide 4, beginning with revenue:

•	Revenue in the quarter was $1.47 billion, an increase of 10.3%. Compared to Q1 2010, exchange rates added 1.0% ,and there was almost no impact from net acquisitions and dispositions.

•	Our organic revenue change was an increase of 9.3%, a terrific result.

•	Our strength was broad-based by region, client sector and agency.

On the bottom half of this slide, you can see the revenue performance of our operating segments:

•	At our Integrated Agency Networks, organic growth was 9.7%. Growth was driven by both U.S. and international markets, and we were pleased to see contributions by all of our global agencies.

•	At our CMG segment, revenue increased 7.8% on an organic basis, reflecting increases in both the U.S. and international markets. We were led by PR, branding and event marketing.

Moving on to slide 5, which provides a look at revenue by region:

•
In the U.S., the organic increase of 8.8% was driven by broad participation across client sectors and disciplines.  Leading client sectors were tech and telecom, health/personal care and financial services.  Auto was also a solid contributor.  We were led by Draftfcb, Mediabrands and Lowe + Partners.

•	International organic growth was 10.2%.

o	In the U.K., revenue increased 9.2% organically, with a number of our agencies showing strong double-digit growth.

o	In Continental Europe, the organic increase was 3.9%. While we continue to see mixed results by country, we are pleased with another quarter of sequential improvement.

o	In AsiaPac, organic growth was 18.1%, with India and China leading strong increases throughout the region.

o	Organic growth in LatAm was again outstanding at 13.6%, reflecting both the strength of the economy and our offerings in Brazil, notably McCann, Draftfcb and Lowe.

o	Our “Other Markets” grew 11.6% organically, reflecting strong performance in South Africa, Canada and the Middle East.

On slide 6, we chart the longer view of our organic revenue change on a trailing-12-month basis.  The most recent data point at 9.7% now includes Q1-11 and a roll-off of Q1 last year, four quarters of strong organic growth.

On slide 7 we took a closer look at operating expenses.  Again, Q1 is historically our smallest revenue quarter.  Our operating loss was $45 million, compared with $59 million a year ago, an improvement of $14 million.

•
Salaries and related expenses were 73.2% of revenue both this year and last. Total SRS was $1.08 billion compared with $979 million, an increase of 10.3%, or 9.3% organically.  Underneath that result there were a number of moving pieces that reflect improved operating leverage, but also increased investment in certain areas of our business.

o	Base pay, benefits and tax was 60.5% of revenue, compared with 61.9% a year ago, an improvement of 140 basis points.

o
Headcount growth reflects disciplined investment behind areas of growth in the portfolio, such as Mediabrands, R/GA, HUGE and public relations, and, regionally, in Brazil, India and China.  Across all of our agencies, we are adding digital talent.  Headcount at quarter end was 41,800, an increase of 4% from a year ago and 1% over the first three months of the year.

o
Severance expense was 1.6% of revenue, compared with 80 basis points of revenue a year ago.  Our Q1 headcount actions were focused in the U.S. and Europe, and are designed to add new talent as well as drive improved efficiency going forward.

o
Incentive expense in the quarter was 4.4% of revenue, compared with 4.0% a year ago.  The increase was due to a few factors, namely the strong increase in our share price during the first quarter, which has an impact on our equity-based programs, and an extra month of expense this year due to the earlier grant date for the 2011 Long-Term Incentive Program.  For the full year, we expect incentive expense to remain in the historical range of 3.5% to 4.0% of revenue.

o	Temporary labor expense was 4.1%, compared with 3.6% a year ago.

o	“All other” salaries and related expense was 2.6% of revenue, compared with 2.9% last year.

•
Turning to office and general expenses on the lower half of the slide:  O&G increased 5.4%, compared to a revenue increase of 10.3%.  O&G expense was $439 million, or 29.8% of revenue, compared with 31.2% a year ago.  The comparison includes 80 basis points of improved leverage on occupancy expense due to both revenue growth and rent expense that remained fairly flat.

On slide 8, we show our adjusted operating margin history on a trailing-12-month basis, which was 8.5% as of the end of Q1. As we have said previously, our objective this year is 9.5% to 10%.

On slide 9 we turn to cash flow for the quarter.

•	Cash used in operations was a seasonal use of $801 million, compared with $556 million in Q1 2010.

o	Cash used in working capital is $736 million, compared with $483 million a year ago.

o
As a reminder we typically use cash in working capital in Q1 due to the seasonality of our business, while typically generating cash from working capital in Q4.  In the fourth quarter of 2010, for example, we generated $639 million from working capital.

•	Investing activities used $17 million.

•	Financing activities used $45 million, including our initial dividend on common stock, $29 million, and our first month of share repurchase activity in March, $11 million.

•	The net decrease in cash and marketable securities in the quarter was $835 million, compared with $565 million in Q1 2010.

Turning to the current portion of our balance sheet on slide 10: we ended the quarter with $1.85 billion in cash and short-term marketable securities on the balance sheet, compared with $1.94 billion a year ago, a decrease of approximately $90 million.

On slide 11 you see our debt maturity schedule as of March 31.  Total debt including our convertible notes is $1.7 billion, a decrease of $200 million from a year ago.

The schedule shows $155 million due this year, most of which is short-term debt used locally for working capital purposes that typically remains outstanding.  The smaller piece is our August 2011 maturity, of which only $36 million remains.

Looking ahead to 2012 and ’13, it is also worth noting that the amounts shown here are the first optional put and call dates of our convertible notes, rather than their maturity dates, which do not occur until 2023.  The parity price for conversion is $12.42 per share.

In summary, on slide 12, we are pleased with our revenue performance in the quarter.  Our continued progress with costs and profitability means we are managing expenses carefully, even as we invest for growth and efficiency.  This will allow us to continue to deliver on the margin expansion and increased profitability that we believe are achievable going forward.

Now, I’d like to turn the call back over to Michael.

Mr. Roth:
Thank you, Frank.

Well, as you can see, our performance in Q1 once again demonstrates the strength of our agencies, their people and their professional offerings.  We saw vitality across many client sectors.  We also continued to show that we are able to manage the business effectively and convert revenue gains into improved results.

Competitive organic revenue is the best indicator that we are building a terrific talent base and that our strategic decisions are paying off.  Key developments in this area during the quarter include continued progress at McCann. The team there is off to a good start in 2011, particularly with their successful defense of the U.S. Army account.  McCann’s strong focus on delivering integrated marketing solutions is getting traction with existing multinational clients, and the agency is active in the new business arena.

Draftfcb was also a major contributor to our success in the quarter.  The agency once again grew its revenue and delivered strong profitability.  Their integrated model, which increasingly features digital and shopper marketing capabilities which are key in today’s world of real-time marketing.

Mediabrands continued to deliver outstanding performance during the first-quarter.  We’re very pleased with the leadership of all major units within the group.  While the loss of our Microsoft engagement in North America was disappointing, we subsequently have seen Mediabrands re-sign major clients, such as Sony to a three-year commitment, and win significant new assignments, such as Hasbro.

Lowe made solid contributions to Q1 results, and we’re pleased with Lowe’s performance and strategic direction.  With their strength in key developing markets, especially Brazil and India, and with the progress they are making in developing a global activation capability, as well as partnering with HUGE in international markets.

CMG turned in another strong performance across PR, branding and events.  We continue to see a lot of new client activity across the marketing service portfolio.  There is also a great deal of digital talent being on-boarded at all of our marketing services firms, and we believe this will lead to continued organic growth momentum at Weber Shandwick, GolinHarris, Jack Morton, FutureBrand and Octagon.

Among the digital specialty agencies, R/GA, HUGE and McCann’s MRM posted outstanding results.  Performance at the integrated U.S. independents was also strong, led by terrific brands such as The Martin Agency, Hill Holliday and Mullen.

In closing, we’re pleased with strong Q1 performance, and our long-term view of the opportunity for Interpublic remains unchanged.

We continue to operate in a global growth industry.  What is more, in a world driven by digital convergence and accelerating technology, the role of marketing will grow.  As many of you have heard me say, complexity is good for us, because clients need expert guidance and higher value thinking more than ever before.

The key drivers of success and value going forward are going to be digital expertise, strength in emerging markets and seamless delivery on the increasingly accountable integrated solutions. The strategic decisions we’ve taken and the investments we’ve made in recent years position us well for this new reality.  We’ve also consistently shown that we have the ability to effectively manage the business and have put ourselves in the path to competitive operating performance from a margin perspective, while also returning capital to our shareholders.

We’re aware that we have more difficult comparisons ahead, as we move through the year, which will make it challenging to sustain the very high growth rates we’ve reported over the last 12 months.  Nonetheless, based on discussions with key clients, it’s clear that marketers continue to look to us to help them grow.  This gives us a greater confidence that we can deliver on our 2011 targets of 4% to 5% organic revenue growth and 9.5% to 10% operating margin for the full year and continue to deliver on our commitment to increase shareholder value.

With that, I’d like to open it up to questions.

QUESTIONS AND ANSWERS

Operator:
. . . .  our first question comes from Alexia Quadrani with J.P. Morgan.

Alexia S. Quadrani, J.P. Morgan:
Thank you.  Can you give us a little bit of color on how McCann performed in the quarter?  And secondly, you mentioned that you haven’t really seen any impact from rising commodity prices in terms of your concerns going forward, or at least in the quarter, yet the packaged goods sector didn’t see, you know, quite the robust growth that some of your other verticals did.  Maybe you can talk a bit about maybe what’s driving the relatively softer performance in the packaged goods category for you guys.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, let me answer the packaged goods first.  As you know, packaged goods — the comparisons from year-to-year are different because packaged goods, as you know, even during a difficult period, continue to perform reasonably well in terms of growth.  Also, in particular in the packaged goods we had a timing issue in Latin America concerning revenue recognition.  And, that contributed to the, what seems to be a disappointing result.  It’s a small amount, Alexia, but it did distort that number a bit and we should see that positive going forward.

McCann is really excited and engaged, particularly with respect to the work that they’re doing with their multinational clients.  Their results for the quarter, as we said, were positive.  They are on track in terms of the repositioning of themselves in the marketplace.  They’ve added a lot of new talent, we’re excited about what they’re doing and the clients’ reaction to their new talent has been very solid.  So we’re looking forward to seeing the continued improvement at McCann from a revenue point of view, from an expense point of view and, more importantly, from a new business opportunity.  I think the fact that we retained the Army was a good example of how we’re positioned and how even on the competitive environment that they’re in that they have the ability to bring in the integrated marketing capabilities with world-class talent.

As far as the commodity, I think I answered it on the packaged goods side.  We haven’t seen it yet.  Obviously the continued focus on our pricing is consistent that we’ve always seen.  It’s difficult, we have to show that the work that we’re doing provides ROI, which is why we’ve invested so much in analytics and the capability to show that we’re moving the needle.  And, we’re encouraged by what we’re seeing going forward.

Ms. Quadrani:
And then, Michael, on the, on the comments on Continental Europe where you saw some nice growth — and though probably unexpected — can you give us a bit of color on maybe your top markets there?  Germany, France, how they performed?  Sort of, what was working; what wasn’t?

Mr. Roth:
Yes.  France — U.K., France are performing well.  Germany had a slight reduction, if you will, in the growth, and that had to do with some client reassignments.  But, as we indicated, it’s performing a little better than we thought they were going to be.  We’re not raising any big flags on the overall recovery, but it’s encouraging to see positive results.  What’s nice in the U.K., is, if you recall, previously we saw some positive results in the U.K., particularly from events.  This time we’re seeing it across the board in terms of our offerings in the U.K.  So, it wasn’t just one specific transaction that gave rise to the improvement.

Ms. Quadrani:
And just a last question, maybe for Frank.  Any guidance on how we should think of severance going forward for the rest of year?

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Yes, Alexia, we usually point out 1% of revenue is a reasonable estimate.  Right now, we ran a little ahead of that in the first quarter, but 1% is probably still a good number.  But, as you’ve seen the last couple of years with us, it’s — we will be very aggressive on the severance front, so you think — we think those actions are needed for long-term sustainability of the business.

Ms. Quadrani:
Right.  Thank you very much

Mr. Roth:
Thank you, Alexia.

Operator:
Your next question comes from John Janedis from UBS.

John Janedis, UBS Securities:
Thank you, good morning, guys.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Good morning.

Mr. Janedis:
Just going back to the retail and packaged goods categories. Were there any account-specific losses in those verticals, and is there any anecdotal evidence that they could maybe be leading indicators of your broader client base in terms of spend?

Mr. Roth:
No, we didn’t have any big account losses in either of those verticals.  You all know Walmart is obviously part of our retail sector, and they have been doing some repositioning as you may know in the marketplace.  And that had some effect on that.

Mr. Janedis:
Okay.  And then, just back to the U.K.  Michael, there’s obviously been a lot of mixed signals on the economy there, and consumer confidence, but clearly it doesn’t seem to have had an impact on your business.  But what are you hearing in the market?  And does the outlook you have there change at all post the March quarter?

Mr. Roth:
No, we’re still cautious about it.  Obviously we were pleased with the positive results. You know, we’ve added some new talent, particularly we have new leadership at McCann in the region, we have the Delaney Lund acquisition with Lowe, and Draftfcb has some new talent there as well.  So we’ve had a lot of new people in talent and we’re seeing some traction there.  As I said, with that said, we’re very cautious about it, but it was encouraging to see the positive results in the first-quarter.

Mr. Janedis:
Okay maybe just one quick one for Frank.  Frank, is there any kind of target for the buyback at least for the second-quarter?  Should we look at that $11 million or so and triple that to give you like a quarterly number, or no?

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
John, no, look, we’re into the program one month.  The way we work it is, we have daily and weekly targets.  Those targets are tied to our cash flow projections; Q1 is our weakest cash flow quarter.  So, you can expect as cash flow generation increases, we’ll be more aggressive on our buyback.

Mr. Roth:
I think the key to know about the share buyback is that we announced and were authorized to implement a program, we’re committed to making that program work and return capital to our shareholders, as we said, and we’ll do it in a thoughtful and effective way.  And, that’s the way we will move forward.  The fact, as Frank said, we’re only in it one month, so that should not be an indication of anything other than we started.

Mr. Janedis:
Thanks so much.

Mr. Mergenthaler:
You’re welcome.

Operator:
And next is William Bird with Lazard.

William Bird, Lazard Capital Markets:
Yes, just two questions.  On organic growth, it looks like you came in nearly 2 points above your peers.  I was just wondering if there is anything anomalous or temporary that might be driving growth higher?  And then, second, I was wondering if you could just talk a little bit about utilization?  How is it trending?  Can you relate it to the 50 bips rise in temp help to revenues?  Thank you.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, you know, I think the organic increase is an indication as I said, of our strong offerings and our performance of our agencies.  Our comp is a little bit different than some of our competitors, but that doesn’t take away from the fact that we had very strong organic performance, and it’s a result across the board, as I said, of our sectors as well as our agencies.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
And with respect to utilization, Bill, I’ll just comment on overall margin target.  The margin targets that we put out were predicated on our budget.  When we look at the first quarter, our performance was at or better than budget across the board for the most part.  So, we still feel pretty confident in our 2011 margin targets.

Mr. Bird:
And just specifically on temp help, I was wondering, what drove that increase, and is that something you expect to be sustaining?

Mr. Mergenthaler:
We look at base and temp together, and the two combined had fairly dramatic improvement in operating leverage for the quarter.  So, again, it’s an area that we were 4% plus to revenue in the quarter — which is high; you know, it’s an area that our operators need to continue to focus on because we think, believe, it needs to be below 4% — but a lot of it is tied to just increased business activity.

Mr. Bird:
And, can you just clarify what you’re seeing on incentive comp?  You were clear in indicating it will come down as a percent of revenues, was there some kind of timing issue or something that pulled it forward a little bit?

Mr. Mergenthaler:
It was — the first-quarter was pretty much in line with what we expected.  And there’s two components of it.  One is for efficiency and cost reduction.  There’s also a component for utilizing and being opportunistic in bringing in new talent.  But, we still think a 1% of revenue is probably a reasonable number for the year.  Could it be a bit higher?  It could, but I don’t think it’s going to be, I don’t think it’s going to be higher than that.

Mr. Roth:
Yes, on the incentive side we did have some timing issues in the fourth — in the first quarter because of our long-term incentive was pushed forward a month.  And obviously our share price appreciation affected that number as well.  So, on the incentive side, we’re using 3.5% to 4% for the full-year basis, even though the first quarter was 4.4% or something like that.

Mr. Bird:
Great. Thank you.

Operator:
And next is Dan Salmon from BMO Capital Markets.

Daniel Salmon, BMO Capital Markets:
Hey, good morning, guys.  I’m just going to move away from the quarter and to something that was brought up at the analyst day and just would like to get your thoughts on going forward, and that’s performance-based pricing, which was talked about a great deal by Mediabrands.  And, I’m interested to hear about how you view that model, differentiating IPG in the market, and also the potential of seeing it at some of the other agencies, particularly McCann, where obviously the new management team has a history at Mediabrands.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Yes — and I read your comment and your note and you raised it there and thank you for that — look, we still think that’s the opportunity, and we spoke a lot about it at Mediabrands because Mediabrands, their business lends itself to performance-based compensation a lot easier.  And, frankly, our clients in that arena seem to be embracing it better.  You know, all I’m saying is that we continue to push for it, obviously in Mediabrands it’s an important part of how they view their strategic advantage, if you will, going forward in terms of willing to put skin in the game and assume performance-based compensation will be better for us as we go forward.

But, I think, long-term, I think performance-based compensation is going to be the way to go for our industry.  I think it puts us in a very solid position with respect to our clients, and the key there is going to be making sure that we have the analytics that are satisfactory to both the client as well as us in terms of the measurements.  So, we haven’t seen all of a sudden since the Investor Day, a rash of performance-based compensation contracts, but it continues to be an important focus in our negotiations with our clients as we move forward.  Because I think it’s a very effective way for us to get to the margins that I think this industry should be operating in.

Mr. Salmon:
And, from the sounds of it, that’s — you mentioned that Mediabrands lends itself, particularly well there, but do you expect to see that becoming a bigger part of some of the other agencies as well?

Mr. Roth:
Yes. We already have incentive — we already have incentive comp performance in our contracts.  And of course, at Draftfcb, behavioral-based marketing is in their DNA.  So, their model lends itself to performance-based compensation as well.  So yes, I don’t think it’s going to be unique to the media offerings.  I believe it’s going to be throughout.  And, obviously, McCann has spent a fair amount of investment in the analytics.  It’s part of their integrated offering, particular with the multinational clients that they’re dealing with.  So, I view that as an important component of our margin improvement going forward.

Mr. Salmon:
That’s great, thank you.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
You’re welcome.

Operator:
And our next question comes from James Dix with Wedbush.

James Dix, Wedbush Securities:
Good morning, gentlemen.  Just, I guess, three questions.  First, very strong international growth in the quarter, well above what I was expecting, I think what others were expecting.  You touched, Michael, on a couple of key geographic trouble spots, I guess, going forward.  If you could give any color on the other areas and whether we should be looking for any material changes in the strong growth outlook that you saw in 1Q in some of those other areas, such as in the Asia-Pacific or Latin America?  And then, I guess, secondly, I suppose maybe more for Frank, do you see any differences in incremental margins, either by geography or by discipline that we should be thinking about, just as we think about your progression towards that 9.5% to 10%, you know, goal for the year?  For example international growth: does that help you more towards your current target or is that more of a red herring?  And then I have just one follow-up.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Sure.  Obviously we are exciting about what’s happening in Latin America, China and India.  We have very strong offerings across all of our multinational clients there as well as local.  So, particularly in Brazil, we have a strong offering.  Obviously the transaction that we did at McCann with W/Olivetto is very effective, and we’re very pleased with the results of that.  Draftfcb and Lowe both have very strong offerings as well as Weber Shandwick and our other marketing services.  So Latin America performed extremely well — not quite the 40% growth that we saw last year, but obviously the comp was a lot different.  But nonetheless, it was strong double-digit, and we expect to see continued growth in Latin America.

The same is true for India.  We think India is a very important component of our growth plans, and there, too, we have a very strong media offering as well as our multinational clients and agencies that are present there :Draftfcb, McCann and Lowe.

And China we’re seeing strong performance.  We view China as an opportunity for us.  As I’ve said before, we’re a little bit behind our competition in terms of our presence in China, but we’ve made — we’re making a strong effort to increase our presence in China and our expectation is to continue that increase and follow the strong performance that we’re seeing over there.

On the margins, Frank— ?

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
James, there’s nothing in the revenue mix in Q1 or our view for the back half of the year that changes our view that the 30% conversion on incremental revenue is still a reasonable number.

Mr. Dix:
Okay, great.  And then just one follow-up.  You talked a little bit about Mediabrands and their compensation structure.  Could you talk just a little bit about the growth you’re seeing in media buying and planning, generally?  Some of your peers have talked about some pretty strong growth.  I presume you’re seeing that at Mediabrands. But if you could confirm that, and then, just what is your outlook for that discipline going forward this year?  Especially as the ad recovery continues.

Mr. Roth:
Well as we indicated, Mediabrands, all the components of Mediabrands, Initiative as well as UM, had a very strong first quarter.  Buying — you have to split buying from planning — obviously buying is a more difficult market to enhance margins but it’s part of the integrated offering in media and therefore planning is that much more important.  We’re very pleased — as you know, we’ve repositioned our offerings in Mediabrands on regions where we can compete so that we can bring all the offerings of Mediabrands to bear with respect to our client offerings.  And, that’s having good traction in the marketplace.  We view our media offerings under the umbrella of Mediabrands as a critical component of our growth opportunity and our margin opportunities as we go forward.

Mr. Dix:
Great.  Thanks very much.

Mr. Roth:
Thank you.

Operator:
And next is Tim Nollen with Macquarie.

Tim Nollen, Macquarie:
Hi, thanks.  I have three things, please.  First, on revenues, we’ve talked about this issue of comps a few times now already in this call.  And your peers have also, similar to you, said that they are quite optimistic on the pace of organic growth for the bulk of the year.  But, your comp shift into Q2 is very dramatic versus Q1.  You were minus 3% in Q1 last year and you were plus 8.5% in Q2.  So, just to apply the same type of growth rate from Q1 this year into Q2 would mean you would be down 1% in Q2, and yet you’re talking a very positive story.  I just wonder if there’s incremental spending from clients coming through that’s going to fill in Q2, or what it is that makes you that optimistic that the numbers will stay high.  And this isn’t just you, it’s your peers all saying the same thing, but it’s a starker contrast for you from Q1 into Q2.

Second question is, the working capital figure that you pointed to — and I noticed quite a sharp downturn there in the Q1 number versus Q1 last year — I know Q1 is always seasonally low on that, but I just wonder what was driving the figure this year versus last year.

And then, lastly, if you could please talk about net new business.  Even if you won’t give a number, what the trend is, and what accounts we need to be aware of that are in play.  Thanks.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Okay, I’ll take two of them and I’ll give the working capital to Frank.  Q1 versus Q2: look, we don’t look at it — I know you have to model and you have to expect on a quarterly basis — we look at it on a year-over-year basis, and that’s why when we say we’re comfortable with the 4% to 5% organic growth for the year, it takes into consideration the lumpiness, if you will, of how it’s spread on a quarterly basis.  So, whether it comes through on the second quarter or the third quarter, we think that number — we’re comfortable with that number.  And obviously, starting where we are in the first quarter is encouraging for us going forward.  The tone of our business — another way of answering your question  — the tone of our business continues to be very solid.  So therefore, going into the second-quarter, there’s no reason for us to believe that there is any reason for us not to be able to deliver on what we’re saying.  And how it falls out on a quarterly basis, we’ll see. Okay?

As far as net new business, the one item — we’ve had three items, three companies in review that everyone was watching.  One was Microsoft, we know the result for that in terms of retaining some of the business and losing the North American side.  The Army — McCann retained the Army.  And the other one is SC Johnson, which as you know we are defending, and we hope to see results probably either in the second quarter or early part of the third quarter.  So, in terms of net new business, we should see the impact of the Microsoft loss affecting us in the second half of the year.  And as far as the rest goes there are a couple of other pitches out there that we are in the finals on, and we hope to be successful in those.

 On the working capital, Frank —

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
With respect to working capital, Tim, the significant use in Q1 is attributable to the significant generation in Q4.  They’re directly correlated.  When you take a look at Q1 cash use as a percentage of Q4 cash generated, it’s right in line with what we normally would have expected.

Operator:
Does that conclude your questions?

Mr. Roth:
I think it does.

Operator:
And our next question comes from Peter Stabler from Wells Fargo Securities.

Peter Stabler, Wells Fargo Securities
Good morning, thanks very much for taking the question.  Michael, you mentioned at the Investor Day complexity and confusion being a friend.   You brought it up again today.  I’m wondering if you could step back and just elaborate a little bit on that.  I tend to agree, and my conversations with agencies and clients that this is an ongoing trend.  Help us understand whether this is a positive trend.  Can we enter a period of greater, secular growth even if it is marginally greater than we saw over the last, let’s say, decade on a normalized basis?  Is increasing complexity and confusion leading to an increase in activity and creation of assets by your agencies, or is it just more of a market condition that you can’t really quantify or address in terms of growth targets, et cetera?  Thanks very much.

Michael Roth, Chairman of the Board and Chief Executive Officer:
I think it’s a fair question, and yes I’ve said it a few times.  No, I think it adds to growth in terms of our opportunities.  Just look at what’s happened with social media, okay?  You get an entire new market that opens up, clients are hearing a lot about it at cocktail parties, that’s all they talk about.  The CEOs attend the cocktail party, and they all come back and say what are we doing about social media?  And, what we have to do is be ahead of the curve in terms of investing in assets and having people who can answer those questions for our clients as part of the integrated offering that we’re providing.  So, we have a whole new areas of expertise.  And, what’s great about it, in social media, for example, it crosses all of our disciplines.  So, certainly our integrated offerings in terms of our networks have social media capabilities.  Our independent agencies have social media capabilities, and our PR agencies are where you would logically think social media plays a very important role.  It’s a very important growth opportunity, and, in fact, they are delivering on it in terms of their results.  So that’s just one example.

The other part of it is, our clients have to figure out where do they spend their marketing dollars.   And, that’s where our expertise comes into play.  We have to be able to look at a total solution for our clients in terms of where they spend their dollars, where do they get their best bang for the buck.  And it’s incumbent upon us to have the expertise to help them do that, to analyze the effect of that and basically, ultimately our compensation on the performance of that will be decided.  So, I think it is a pretty exciting place for us to be as these new media opportunities in these new areas grow, if we’re ahead of the curve and participate in that, every time we are asked to be in front of our client, it’s an opportunity for show — telling them and showing them our expertise in how we can help them move the needle.  So, you know it’s incumbent upon us to be ready, willing and able to help them and be ahead of the curve and for them to ask.  And, because it’s so confusing, it’s impossible for all of our clients to have that kind of expertise internally.  So, I think it’s a huge opportunity for our industry.

Mr. Stabler:
Thanks, I have a quick one for Frank.  Could you tell us year-over-year headcount changes in terms of gross bodies?  And then could you remind me: the event marketing pass-through costs, what line do those show up in?

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
The headcount change, Peter, it’s 4% year-over-year, 1% for the quarter.  So, we added 1% over the last three months.  And the past-through costs go through the O&G bucket.  And the year-on-year pass-through costs change is de minimus.

Mr. Stabler:
Where in the O&G?

Mr. Mergenthaler:
Other.

Mr. Stabler:
Other.  Okay, thank you very much.

Mr. Mergenthaler:
You’re welcome.

Operator:
And our next question comes from Matt Chesler with Deutsche Bank.

Matt Chesler, Deutsche Bank Securities:
Good morning.  As I look at your historical results, it’s now been four quarters in which you’ve grown faster than the rest of your peers.  So, admittedly though, you’re predicting that the sustainability of, you know, the ad market strength is getting more complex, but what do you think is preventing or holding back the ratings agencies from taking a more constructive view?

Michael Roth, Chairman of the Board and Chief Executive Officer:
You know — we’d like to know the answer that, too, by the way; it’s our view that we should be already there — you know, we’ve always answered this question, we have meetings, we’ve had meetings, and we have meetings coming up.  And obviously they have —Fitch already has us as investment grade; the other two have us on positive —you know, they are waiting to see, as you point out, consistency.  We already showed fourth-quarter — I would suspect that you know they’ll look to see how we perform for this year.  And, I don’t think they have to, but they may.  And, hopefully after they see a strong performance for the year, we’ll see action on their part.  But frankly, I agree with you, I think all of us agree with you.  We’ve had four good solid results, we’ve shown our ability to manage our business.  Certainly from a competitive point of view, our organic growth shows we’re competitive.  We’ve shown the ability to leverage the revenue and convert, and our balance sheet is as strong as it’s ever been, and so, I don’t see, frankly, any reason why they shouldn’t and will continue to push them to see it the same way.

Mr. Chesler:
So you’re saying it might be premature to expect that, you know, the four quarters is enough or what the trajectory is enough right now?

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Matt, probably, at best case, an upgrade at the end of this year.  More likely, there could be an interim move between where we are now and investment grade because there still is one more notch.  But we would expect if we deliver on our current targets that early next year would probably be a more reasonable time.

Mr. Roth:
I also suspect the rating agencies, you know the rating agencies in the past have had issues on timing things and you know with the uncertainty in the global environment right now, they may use that as a reason to hold back as well.  So, you know, it’s not up to us, we can make the case, we certainly strongly believe that we should be there.  And, I think at the appropriate time they’ll take the action.  But, nonetheless, I think the way to look at us as a rating perspective, is we think we are already are there and therefore our performance and frankly our pricing should reflect that.

Mr. Mergenthaler:
They were all at the Investor Day.  The feedback was very positive.  In fact S&P gave us credit watch positive coming out of that meeting.  So, all things are pointing in the right direction.  To Michael’s point, it’s probably now just more a matter of timing and internal process.

Mr. Chesler:
So we’re assuming it’s just a matter of timing.  I’ve always viewed your cash balance, you know, your balance sheet as including some, you know, I don’t know if it’s insurance cash or cash that you need to hold because you don’t have access to the commercial paper markets, the way that you would.  You know, let’s just presume that you get the ratings upgrade and you can access the commercial paper balance, what do you think that does to the amount of cash that you think you need to hold onto the balance sheet?

Mr. Roth:
Well obviously that financial flexibility helps us do a whole bunch of things.  And, obviously we are looking at all of that.  Again, one question that we’ll follow from that, do we see any huge acquisitions out there that we would leverage up to do and, frankly, we haven’t seen any.  We’re not missing any huge offerings if you will.  We will continue to do, I’ll answer one of the questions I’m sure one of you has in terms of what we see in the acquisition environment, and you know we put out the $150 million number as a stake in the ground and we continue to see some transactions, we’ll announce a couple of small specialty transactions coming up as we said we would.  But, we will be opportunistic on the acquisition side, in the digital and the emerging markets.

The rest is just financial modeling and financial opportunities for us and the more you have in flexibility, the more things we can do.  Commercial paper, obviously, would be helpful.  And that would enable us to free up some excess cash that’s on the balance sheet.  I think we’ve shown that we’re willing — I think the announcement of the dividend and the share buyback is a good example of how we view our responsibility to our shareholders is, if we have too much cash on our balance sheet is to return it in a thoughtful way.  So, as our financial flexibility expands, then we will continue to look at how the best way to enhance our shareholder value.

Mr. Chesler:
All right. Thank you very much.

Mr. Roth:
Okay, thank you.

Operator:
Your next is Craig Huber with Access 342.

Craig Huber, Access 342:
Yes, good morning.  Housekeeping question first, on foreign exchange.  Given that you guys are in about 100 countries around the world, if rates stayed where they’re at right now for the rest of the year, how would you expect foreign currency to impact your numbers for the second-quarter and also for the full year?

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
For the full year, relatively flat.  I’m not in a position to give you a Q2 number right now, Craig.

Mr. Huber:
Okay, then also, just can you elaborate further on your comments on Continental Europe?  I mean, your organic growth there the last two quarters I guess is between 2% to 4%.  I mean, given the various cross currents, small markets there versus large, proximity to the Middle East et cetera, slower economies, do you think that’s a decent expectation — 2% to 4% organic growth in Continental Europe for you guys for the next three quarters?

Michael Roth, Chairman of the Board and Chief Executive Officer:
You know, if you would have — at the beginning of the year, I would have thought that would be on the high side to be honest with you.  I think given the results in the first quarter, probably 2% is a number that would be, if we deliver that, 2% to 4% I think that would be a good year and I’m encouraged to see that.  But again, that one is very hard to predict.  There are a lot of things that are going on there, we’re just encouraged by what we’re seeing in the first quarter.  And, ask the question again in the second quarter, I’ll have a better answer for you.

Mr. Huber:
Okay then also, for your auto category just generally speaking, how did that perform revenue-wise, organic growth year-over-year in the quarter?  And, what are those clients generally telling you about their outlook for their auto marketing and advertising spend for the rest of year?

Mr. Roth:
Yes, our auto category — what’s encouraging about our auto category is it continues to be very positive.  The growth is in the double-digit numbers, and it’s a number of auto clients that are contributing.  As you know we had some new clients last year, and that’s contributing to our growth, and we continue to see the spend there.  So, we’re encouraged by what we’re seeing.  We haven’t seen any big pullbacks as a result of supply issues with respect to production, and we expect to see that to continue.  It’s a very competitive environment out there, and they have to spend marketing dollars to sell cars.

Mr. Huber:
Great, thank you.

Mr. Mergenthaler:
Thank you, Craig.

Operator:
And our last question comes from Richard Tullo with Albert Fried.

Richard R. Tullo, Albert Fried & Company:
Thank you very much for taking my questions.  Congratulation on a solid quarter.  10% revenue growth: very solid, absolute, relative basis.  As you alluded to before, during the quarter, you know there are several new account wins.  Hasbro and Sony, would you say that the performance-based marketing contributed to those wins in some shape or form?  And are these performance-based accounts?

Michael Roth, Chairman of the Board and Chief Executive Officer:
I won’t comment on how we structure our compensation by client, and I would say you don’t get the compensation unless you get to the finals and you’re pretty well there.  So, I wouldn’t say the compensation, performance-based compensation, is the reason for a win, but it certainly helps in narrowing any gap there might be in terms of the expectation on pricing.  But, unless we have the offering, from a professional point of view, no matter what your pricing’s going to be you’re not going to win the business.  So, our approach is, put together the best team you can with the best offering you have, get to the finals and then start talking about compensation.  And, if you need to bridge the gap and the performance-based compensation does that, we’re there.

Mr. Tullo:
Okay.  And, in regards to Asia-Pacific, and specifically Japan, you know, how is that market going?  Are we having discussions, you know, about reduced spend or are they holding tight?  What is the status at this point in time?

Mr. Roth:
Well, as I indicated, frankly we had a positive quarter in the first-quarter in Japan, but unfortunately because of the events, there’s no doubt that’s going to be pulled back for the rest of the year. There are two components.  There’s the local spending and then there’s the multinational spending within Japan.  And we participate in both.  I think the one that will be most adversely affected will be the local spend, and therefore we’re not projecting any growth in Japan.  And as far as the multinational spend, we’re watching that carefully.  But we still see spend in those markets.

Mr. Tullo:
And, in regards to Facebook, if you were to sell that stake at some point this year, are you more inclined to return the proceeds to shareholders, pay back— buy back debt? Or make acquisitions?  Or a little bit of all?

Mr. Roth:
We don’t look at our programs on a discrete basis.   We’ll look at our overall balance sheet, we’ll look at our available cash and we’ll look at the best way to enhance shareholder value, and if it means increasing the dividend or buyback, or doing something else, we will do it.  But, you can be assured that we’ll be looking at the best way to enhance shareholder value, because that’s what our responsibilities are.

Mr. Tullo:
And just as a follow up with Frank, is it safe to assume that $30 million to $40 million in a normal cash flow environment would be a kind of a run rate on the buyback program?

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
We announced, Richard, that the buyback program approved by our Board was $300 million, and we didn’t put a timeline on when we would execute the complete program.  As I indicated in my comments earlier, we set daily and weekly targets, predicated on cash flow projections.  Q1 is normally our weakest cash flow quarter.  As cash flow generation increases, as it seasonally, normally does, you can expect us to be more aggressive with respect to that program.

Mr. Tullo:
Okay.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, thank you all for participating.  We’re encouraged and excited about our results for the first-quarter and as I said, the tone of the business is positive and we look forward to our next call with you.  Thank you very much.

Operator:
And thank you for your participation in today’s call.  Please disconnect your lines at this time.

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Cautionary Statement

This transcript contains forward-looking statements.  Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements.  These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties.  A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement.  Such factors include, but are not limited to, the following:

•	potential effects of a challenging economy, for example on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;

•	our ability to attract new clients and retain existing clients;

•	our ability to retain and attract key employees;

•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;

•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;

•
risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors and the additional risk factors outlined in more detail in our most recent Annual Report on Form 10-K under Item 1A, Risk Factors.